Exhibit 15.3

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment Number 1 to the Annual Report on Form 20-F/A of Draganfly Inc. (the “Amended 20-F”) of our report dated March 27, 2024, except for the effects of the restatement as discussed in Note 2 to the consolidated financial statements, as to which the date is May 14, 2024, relating to the consolidated financial statements of Draganfly Inc. for the years ended December 31, 2023 and 2022, which appears in the Amended 20-F.

We also consent to the incorporation by reference in the Registration Statements on Form F-10 (No. 333-271498), as amended, and Form S-8 (No. 333-259459) of Draganfly Inc. of our report dated March 27, 2024, except for the effects of the restatement as discussed in Note 2 to the consolidated financial statements, as to which the date is May 14, 2024, referred to above.

/s/ Dale Matheson Carr-Hilton Labonte LLP

Chartered Professional Accountants

Vancouver, Canada

May 14, 2024